EXHIBIT 10.1


                     MakeMusic! Inc. Board Compensation Plan
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               Effective October 1, 2004 through December 31, 2005



Eligibility: All members of the board of directors of MakeMusic, Inc. who are not (i) employees of MakeMusic, Inc., (ii) otherwise being compensated by MakeMusic, Inc. or (iii) representatives of 5% or greater shareholders.


Cash Fee:    Each eligible director shall be paid a cash fee of $3,000 per calendar quarter for board membership, beginning with the fourth quarter of 2004 and ending with the fourth quarter of 2005. In addition, each board committee chairperson shall be paid $2,000 per calendar quarter. Payments shall be made quarterly in arrears by the end of the first month following the quarter.


Equity:      Stock option grant for each eligible director as follows:

               |X| non-qualified stock option to purchase 4,000 shares of common stock

               |X|  issued under the 2003 Equity Incentive Plan

               |X|  grant date shall be the date of board approval of this plan

               |X| exercise price shall be the fair market value of common stock as of date of grant

               |X|  7-year term

               |X|  vesting schedule:

                    o 333 shares on the date of grant, 333 shares at the end of each month beginning February 28, 2005 and ending November 30, 2005

                    o    337 shares on December 31, 2005

               |X| in the event the director's service as a director terminates for any reason or the director is no longer an eligible director, as defined by this plan, vesting shall immediately terminate but the director shall be entitled to exercise the option for any vested shares through the remaining term of the option